Exhibit 10.1 Citizens First Corporation Management Incentive Plan

CITIZENS FIRST CORPORATION
2014 MANAGEMENT INCENTIVE PLAN

SECTION I
PURPOSE

The purpose of the Citizens First Corporation 2014 Management Incentive Plan (the “Plan”) is to promote and advance the interests of Citizens First Corporation and its stockholders by enabling the Corporation to attract, retain and reward key employees of the Corporation and its Affiliates (as defined below).

SECTION II
DEFINITIONS

The terms below shall have the following meanings:

A. “Affiliate” means any corporation controlled by, controlling or under common control with the Corporation.

B. “Board” means the Board of Directors of the Corporation.

C. “Code” means the Internal Revenue Code of 1986, as amended, and the regulations thereunder.

D. “Committee” means the committee appointed by the Board to administer the Plan as provided herein. Unless otherwise determined by the Board, the Compensation Committee of the Board or a subcommittee thereof consisting of members appointed from time to time by the Board of Directors of the Corporation shall be the Committee.

E. “Corporation” means Citizens First Corporation, a Kentucky corporation.

F. “Incentive Payment” means, with respect to each Participant, the amount he or she may receive for the applicable Performance Period as determined by the Committee pursuant to the provisions of the Plan.

G. “Participant” means any employee of the Corporation or an Affiliate who is designated by the Committee as eligible to receive an Incentive Payment under the Plan.

H. “Performance Measures” means the performance measures established by the Committee in connection with the grant of any Incentive Payment.  Such measures shall be based on the attainment of specified levels of one or more of the following measures: (a) earnings per share; (b) return measures (including, but not limited to, return on assets or equity); (c) net income (before or after taxes); (d) cash flow; (e) efficiency ratio, as measured by the Corporation’s overhead as a percentage of its revenue; (f) earnings before or after taxes, interest, depreciation and/or amortization; (g) internal rate of return or increase in net present value; (h) gross revenues; (i) gross margins; (j) net interest margin; (k) credit quality measures (including, but not limited to,  non-performing loan and net charge-off measures); or (l) stock price (including, but not limited to, growth measures and total stockholder return).  Performance Measures may be absolute in their terms or measured against or in relationship to other companies comparably, similarly or otherwise situated and may be based on or adjusted for any other objective goals, events, or occurrences established by the Committee for a Performance Period. Such Performance Measures may be particular to a line of business, subsidiary or other unit or may be based on the performance of the Corporation generally. Such Performance Measures may cover the Performance Period as specified by the Committee. Performance Measures may be adjusted by the Committee in its sole discretion to eliminate the unbudgeted effects of charges for restructurings, charges for discontinued operations, charges for extraordinary items and other unusual or non-recurring items of loss or expense, merger related charges, cumulative effect of accounting changes, the unbudgeted financial impact of any acquisition or divestiture made during the applicable Performance Period, and any direct or indirect change in the Federal corporate tax rate affecting the Performance Period, each as defined by generally accepted accounting principles and identified in the audited financial statements, notes to the audited financial statements, management’s discussion and analysis or other Corporation filings with the Securities and Exchange Commission.

K. “Performance Period” means, with respect to any Incentive Payment, the period specified by the Committee.

L. “Performance Goals” mean the specific measures which must be satisfied in connection with any Performance Goal prior to paying any Incentive Payment, which Performance Goals may include a threshold, target and maximum measure.

M. “Plan” means the Citizens First Corporation 2014 Management Incentive Plan.

SECTION III
ADMINISTRATION

The Plan shall be administered by the Committee. Subject to the express provisions of the Plan, the Committee shall have exclusive authority to interpret the Plan, to promulgate, amend, and rescind rules and regulations relating to the Plan and to make all other determinations deemed necessary or advisable in connection with the administration of the Plan, including, but not limited to, determinations relating to eligibility, whether to make Incentive Payments, the terms of any such Incentive Payments, the time or times at which Performance Measures are established, the Performance Periods to which Incentive Payments relate, the specific Performance Measures for each Participant and the weighting thereof, and the actual dollar amount of any Incentive Payment. The determinations of the Committee pursuant to this authority shall be conclusive and binding on all parties including without limitation the Participants, the Corporation and its stockholders.

The Committee may, in its discretion, authorize the Chief Executive Officer of the Corporation to act on its behalf, except with respect to matters relating to such Chief

 Executive Officer or which are required to be certified by a majority of the Committee under the Plan.

No member of the Committee shall be personally liable by reason of any contract or other instrument related to the Plan executed by such member or on his or her behalf in his or her capacity as a member of the Committee, nor for any mistake of judgment made in good faith, and the Corporation shall indemnify and hold harmless each employee, officer, or director of the Corporation to whom any duty or power relating to the administration or interpretation of the Plan may be allocated or delegated, against any cost or expense (including legal fees, disbursements and other related charges) or liability (including any sum paid in settlement of a claim with the approval of the Board) arising out of any act or omission to act in connection with the Plan unless arising out of such person’s own fraud or bad faith.

SECTION IV
ESTABLISHMENT OF PERFORMANCE GOALS AND INCENTIVE PAYMENTS

A. Establishment of Performance Measures. The Committee shall, in its sole discretion, for each Performance Period, determine and establish in writing the following:

1. The Performance Measures applicable to the Performance Period and the weighting of such Performance Measures for each Participant; and

2. The Performance Goals pursuant to which the total amount that may be available for payment to a Participant as Incentive Payment based upon the relative level of attainment of the Performance Measures may be calculated.

B. Certification and Payment. After the end of each Performance Period, the Committee shall:

1. Certify in writing, prior to the unconditional payment of any Incentive Payment, the level of attainment of the Performance Goals for the Performance Period;

2. Determine the total amount available for Incentive Payments based on the attainment of such Performance Goals;

3. In its sole discretion, adjust the size of, or eliminate, the total amount available for Incentive Payments for the Performance Period; and

4. In its sole discretion, determine the share, if any, of the available amount to be paid to each Participant as that Participant’s Incentive Payment, and authorize payment of such amount.

C. Other Applicable Rules.

1. No payment pursuant to this Plan shall be made to a Participant unless the Participant is employed by the Corporation or an Affiliate as of the date of payment; provided, however, in the event of the Participant’s (i) retirement in accordance with the policies of the Corporation or Affiliate which employs the Participant, (ii) death or (iii) termination of employment due to disability (within the meaning of such term as set forth in the Long-Term Disability Plan of the Corporation or its successor, the provisions of which are incorporated herein by reference, or as the Committee shall determine), the Corporation shall pay the Participant an Incentive Payment for the applicable Performance Period, at such time as Participants are generally paid Incentive Payments for such Performance Period, in an amount equal to the product of (x) the amount that the Committee determines that the Participant would have earned for the applicable Performance Period had the Participant continued in the employ of the Corporation for the entirety of the Performance Period and (y) a fraction, the numerator of which is the number of full months elapsed from the commencement of the applicable Performance Period through the Participant’s termination of employment and the denominator of which is the total number of months in the applicable Performance Period.

2. Incentive Payments shall be subject to applicable federal, state and local withholding taxes and other applicable withholding in accordance with the Corporation’s payroll practices as in effect from time to time.

3. Incentive Payments shall be payable in cash.  Incentive Payments shall be made as soon as practical after the end of the calendar year in which the Performance Period ends, but in no event after the date that is two and a half months after the end of the calendar year in which such Performance Period ends.  Notwithstanding anything in this Section IV(C)(3) to the contrary, if a Participant elects to defer receipt of all or any portion of an Incentive Payment under the provisions of any deferred compensation plan maintained by the Corporation, the provisions in this Plan (including this Section IV(C)(3)) regarding the timing and form of payment of Incentive Payments shall cease to apply to such deferred amounts and the provisions of the applicable deferred compensation plan shall govern the timing and form of payment of such deferred amounts.

4. Notwithstanding the provisions of Section IV(C)(3) above, an Incentive Payment may be made after the date that is two and a half months after the end of the calendar year in which the Performance Period ends:

a. If it is administratively impracticable to make such Incentive Payment by that date and such impracticability was unforeseeable at the time the Participant obtained a legally binding right to the Incentive Payment, provided that such Incentive Payment is made as soon as administratively practicable; or

b. If making the Incentive Payment by such date would jeopardize the ability of the Corporation to continue as a going concern, provided that such

 Incentive Payment is made as soon as the Incentive Payment would not have such effect.

5. A Participant shall have the right to defer any or all of any Incentive Payment as permitted under the provisions of any deferred compensation plan maintained by the Corporation. The Committee, in its sole discretion, may impose limitations on the percentage or dollar amount of any Participant election to defer any Incentive Payment and may impose rules prohibiting the deferral of less than 100% of any Incentive Payment.

6. Until paid to a Participant, Incentive Payments may not be assigned, alienated, transferred or encumbered in any way.

SECTION V
AMENDMENT OR TERMINATION

The Committee may amend, modify or terminate the Plan in any respect at any time without the consent of any Participant. Any such action may be taken without the approval of the Corporation’s stockholders. Termination of the Plan shall not affect any Incentive Payments determined by the Committee to be earned prior to, but payable on or after, the date of termination, and any such Incentive Payments shall continue to be subject to the terms of the Plan notwithstanding its termination.

SECTION VI
EFFECTIVE DATE OF THE PLAN

This Citizens First Corporation 2014 Management Incentive Plan shall be effective as of July 1, 2014, and thereafter shall remain in effect until terminated in accordance with Section V hereof.

SECTION VII
GENERAL PROVISIONS

A. The establishment of the Plan shall not confer upon any Participant any legal or equitable right against the Corporation or any Affiliate, except as expressly provided in the Plan.

B. The obligations of the Corporation under the Plan shall be binding upon any successor corporation or organization resulting from a merger, consolidation or other reorganization of the corporation, or upon any successor corporation or organization succeeding to substantially all of the assets and business of the Corporation. The Corporation will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Corporation to assume expressly and agree to perform this Plan in the same manner and to the same extent that the Corporation would be required to perform it if no such succession had taken place. “Corporation” means the Corporation as hereinbefore defined and any successor to its business and/or assets as aforesaid that assumes and agrees to perform this Plan by operation of law or otherwise.

C. The Plan does not constitute an inducement or consideration for the employment of any Participant, nor is it a contract between the Corporation, or any Affiliate, and any Participant. Participation in the Plan shall not give a Participant any right to be retained in the employ of the Corporation or any Affiliate or to receive an Incentive Payment with respect to any Performance Period.

D. Nothing contained in this Plan shall prevent the Board or Committee from adopting other or additional compensation arrangements, subject to stockholder approval if such approval is required and such arrangements may be either generally applicable or applicable only in specific cases.

E. The Plan shall be governed, construed and administered in accordance with the laws of the Commonwealth of Kentucky without regard to principles of conflicts of law.

F. This Plan is intended to comply in all aspects with applicable law and regulation. In case any one or more of the provisions of this Plan shall be held invalid, illegal or unenforceable in any respect under applicable law or regulation, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby and the invalid, illegal or unenforceable provision shall be deemed null and void; however, to the extent permissible by law, any provision which could be deemed null and void shall first be construed, interpreted or revised retroactively to permit this Plan to be construed in compliance with all applicable laws.

G. If any compensation or benefits provided by this Plan may result in the application of Section 409A of the Code, the Corporation shall modify the Plan in the least restrictive manner necessary in order to exclude such compensation from the definition of “deferred compensation” within the meaning of such Section 409A or in order to comply with the provisions of Section 409A, other applicable provision(s) of the Code and/or any rules, regulations or other regulatory guidance issued under such statutory provisions and with as little diminution in the value of the Incentive Payments to the Participants as practicable.  If and to the extent that any payment or benefit under the Plan is determined by the Corporation to constitute “non-qualified deferred compensation” subject to Section 409A and is payable to a Participant by reason of the Participant’s termination of employment, then (a) such payment or benefit shall be made or provided to the Participant only upon a “separation from service” as defined for purposes of Section 409A under applicable regulations and (b) if the Participant is a “specified employee” (within the meaning of Section 409A and as determined by the Corporation), such payment or benefit shall be made or provided on the date that is six months and one day after the date of the Participant’s separation from service (or earlier death). Each payment made under the Plan shall be deemed to be a separate payment for purposes of Section 409A.

H. If, following the payment of any bonus, the Committee determines that such payment is subject to clawback pursuant to any clawback policy adopted by the Corporation, the Corporation shall be entitled to receive, and the Participant shall be obligated to pay to the

Corporation immediately upon demand therefor, the portion of the bonus that the Committee determines was not earned.

I. Participants shall have no right, title, or interest whatsoever in or to any investments which the Corporation may make to aid it in meeting its obligations under the Plan. Nothing contained in the Plan, and no action taken pursuant to its provisions, shall create or be construed to create a trust of any kind, or a fiduciary relationship between the Corporation and any Participant, Beneficiary, legal representative or any other person. To the extent that any person acquires a right to receive payments from the Corporation under the Plan, such right shall be no greater than the right of an unsecured general creditor of the Corporation. All payments to be made hereunder shall be paid from the general funds of the Corporation and no special or separate fund shall be established and no segregation of assets shall be made to assure payment of such amounts except as expressly set forth in the Plan.